Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (the “Agreement”), effective as of October 27, 2006 (the “Effective Date”), is entered into by and between Valentis, Inc., a Delaware corporation having offices at 863A Mitten Road, Burlingame, California 94010 (“Valentis”) and Juvaris BioTherapeutics, Inc., a Delaware corporation having offices at 6200 Stoneridge Mall Road, Suite 3F, Pleasanton, CA 94588 (“Juvaris”).  All references to Valentis and Juvaris in this Agreement shall include their Affiliates (as defined below).

BACKGROUND

A.            Valentis is the owner or exclusive licensee of certain Patent Rights and Know-How (as such terms are defined below), and Juvaris wishes to acquire a license under the Patent Rights and Know-How; and

B.            Valentis is willing to grant Juvaris such a license, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter recited, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

In this Agreement, the following terms shall have the meanings set forth in this Article.

1.1           “Affiliate” means any company, corporation, division or other entity which is directly or indirectly controlling, controlled by or under common control with a party hereto.  For the purpose of this Agreement, with respect to any company, corporation, division or other entity, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject company, corporation or other entity to elect directors.

1.2           “Confidential Information” means (a) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as “Confidential” at the time it is delivered to the receiving party, or (b) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

1.3           “Know-How” means unpatented and/or unpatentable technical information, including ideas, concepts, inventions, discoveries, data, designs, formulas, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques, and assay protocols owned by Valentis as of the Effective Date which may be necessary for the practice of the Patent

Rights solely as contemplated hereunder.  Know-How shall not include the Patent Rights.  All Know-How shall be Confidential Information of Valentis.

1.4           “Juvaris Customer” means any person or entity (a) for whom Juvaris, pursuant to a written agreement, undertakes Process Development and (b) who otherwise abides by the requirements of Section 2.3.

1.5           “Juvaris Partner” means an entity with whom Juvaris, pursuant to a written agreement and a bona fide collaboration or license of rights, shares substantial cost and economic risk of the development, commercialization or marketing of a Juvaris Product.

1.6           “Juvaris Expression Materials” means those compositions of matter or articles of manufacture created by Juvaris that are suitable for the manufacture of a polynucleotide.

1.7           “Juvaris Products” means any product or material resulting from the use of the Licensed Technology by or on behalf of: (i) Juvaris; or (ii) Juvaris Customers or Juvaris Partners that are sublicensees of Juvaris under such Licensed Technology pursuant to the terms of Article 2.

1.8           “Licensed Technology” means the Patent Rights and the Know-How.

1.9           “Patent Rights” means the patent applications and patents listed on Schedule 1.9 hereto and, to the extent covered by the transfer of rights pursuant to this Agreement, patent applications and patents owned or controlled by Valentis covering improvements made by Juvaris to the technology disclosed in the patent applications and patents listed on Schedule 1.9, and all divisions, continuations, continuations-in-part, and substitutions thereof, all foreign patent applications corresponding to the preceding applications; and all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues, and reexaminations.

1.10         “Process Development” means, when undertaken by Juvaris on behalf of a Juvaris Customer, as applicable, using, making, having made or importing the methods, compositions of matter or articles of manufacture embodied by the Patent Rights or the Know-How, but only as it directly relates to those activities customarily associated with or reasonably necessary for the development of manufacturing or scale-up processes reasonably required for the commercial or clinical production of a plasmid DNA product, including for example preclinical studies, GLP toxicology studies and other activities to support an IND filing, and clinical trials; provided, however, that, notwithstanding anything to the contrary, production of material for use in a clinical study, such as, for example, a Phase IIb clinical trial, that was not intended to be a pivotal trial but is determined later to be suitable to qualify as a pivotal trial will be deemed to be Process Development.

1.11         “Third Party” means any person or entity other than Juvaris or Valentis.

ARTICLE 2.

LICENSE

2.1           Grant to Juvaris.  Subject to the terms and conditions of this Agreement, Valentis hereby grants to Juvaris for the sum of two hundred thousand dollars ($200,000) payable on or before the one year anniversary of the Effective Date, a non-exclusive, non-transferable (except as provided for in this Article 2 and Section 9.2 below), worldwide, royalty-free, fully paid up license under the Licensed Technology, with the right to grant sublicenses to Juvaris Customers and Juvaris Partners, to:

(a)           make, have made, use, sell, offer for sale, export and import Juvaris Products;

(b)           engage in Process Development for Juvaris Customers;

(c)           transfer to a Juvaris Customer in exchange for consideration any Juvaris Expression Materials encoding such Juvaris Customer’s product; and

(d)           make, have made, use, sell, offer for sale, export and import any Juvaris Product for the benefit of a Customer, in exchange for consideration, at a facility designated by Juvaris.

2.2           Grant to Juvaris Customers.  Subject to the terms and conditions of this Agreement, Valentis hereby grants to Juvaris a right to grant to each Juvaris Customer who abides by the conditions of Section 2.3, a non-exclusive, non-transferable, worldwide license under the Licensed Technology, with the right to grant sublicenses to contract manufacturers solely for the production of the Juvaris Customer’s products, to:

(a)           have Juvaris, on behalf of and for the benefit of such Juvaris Customer, make, have made, use, export and import Juvaris Expression Materials encoding any such Juvaris Customer’s product;

(b)           have Juvaris, on behalf of and for the benefit of such Juvaris Customer, undertake Process Development with respect to any such Juvaris Customer’s product;

(c)           have Juvaris make, on behalf of and for the benefit of such Juvaris Customer and at a facility designated by Juvaris any Juvaris Product using Juvaris Expression Materials;

(d)           have a contract manufacturer who is otherwise licensed by Valentis, under the terms of the applicable license agreement, make any Juvaris Product using Juvaris Expression Materials; and

(e)           use, export and import, and sell, any Juvaris Product made by Juvaris or a contract manufacturer in accordance with the license grants of this Agreement.

(f)            Juvaris agrees to generate and maintain a comprehensive list (“Customer Contact List”) containing the name and address (and individual to contact, if appropriate) of each Juvaris Customer or entity or person on whose behalf it engages in Process Development.  As additional Juvaris Customers are identified and when activities are initiated by Juvaris on behalf of any such Juvaris Customer, Juvaris shall update the Customer Contact List.  Juvaris shall use reasonable commercial efforts to obtain the right in each and every agreement entered into with a Juvaris Customer to disclose to Valentis such Juvaris Customer’s name and address (and individual to contact, if appropriate).  To the full extent that Juvaris is able without violating the terms of an agreement between Juvaris and a Juvaris Customer, Juvaris shall provide the Customer Contact List to Valentis within forty-five (45) days after the end of each calendar year.  The Customer Contact List shall be Confidential Information of Juvaris, and Valentis shall keep such list, and information contained in such list, strictly confidential; provided, however, that Valentis’s obligations of confidentiality shall not prohibit Valentis’s use of the information contained in the Customer Contact List for purposes of identifying and prosecuting potential infringement of the Patent Rights or misappropriation of the Know-How.  Except as otherwise set forth in the previous sentence, Valentis’s obligations of confidentiality with respect to the Customer Contact List shall be subject to the terms of Article 5 of this Agreement.

2.3           No Implied Rights.  Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect.  No other license rights shall be granted or created by implication, estoppel or otherwise.  For the avoidance of doubt, by example only and without expanding or narrowing the license grants of Sections 2.1 and 2.2, the grants of rights made pursuant to Sections 2.1 and 2.2 do not include, and expressly exclude, any right or license (a) to engage in any activities on behalf of or in collaboration with any Third Party (other than as expressly set forth herein), or (b) to release or waive any claim of infringement under any patent or patent application owned or controlled by Valentis or its Affiliates, including, without limitation, the Patent Rights.

2.4           Ownership; Enforcement; No Challenge.

(a)           At all times, Valentis will retain ownership of the Licensed Technology, including all embodiments of the Patent Rights or the Know-How, that in each case is owned by Valentis as of the Effective Date, and any improvements made by Valentis thereof, and nothing herein shall be construed to limit Valentis’ right to freely use and commercialize such Licensed Technology itself or with Third Parties.  Valentis retains the right, at its sole discretion, to enforce, maintain and otherwise protect the Licensed Technology.  Juvaris shall give Valentis notice of any infringement by a Third Party of any Patent Rights owned or controlled by Valentis or misappropriation of the Know-How which comes to Juvaris’ actual knowledge during the term of this Agreement.  Juvaris will cooperate on a commercially reasonable basis with Valentis with respect to any actions Valentis may choose to take pursuant to this Section 2.4, and Valentis will reimburse Juvaris for its reasonable costs in this regard.

(b)           Except as required under applicable law, Juvaris shall not participate, directly or indirectly, in any opposition or challenge to the validity or enforceability of any Patent Right in any forum and Juvaris shall not assist any Third Party in any such participation.  Any breach by Juvaris of this Section 2.4(b) shall constitute a material breach of this Agreement and any licenses or rights granted hereunder may, at Valentis’s option, be terminable.

2.5           Reports, Records and Audits.

(a)           Juvaris shall use reasonable commercial efforts to obtain the right in each and every agreement entered into with a Juvaris Customer to disclose to Valentis the activities, compositions of matter or articles of manufacture made or undertaken by Juvaris for the benefit of such Juvaris Customer.  Within forty-five (45) days after the end of each calendar year, commencing with the first calendar year after the Effective Date, Juvaris, unless in violation of the terms of an agreement between Juvaris and a Juvaris Customer, shall deliver to Valentis a written report which specifies with reasonable detail the activities, compositions of matter or articles of manufacture made or undertaken by Juvaris that are subject to this Agreement, including, without limitation, any Process Development as to which Juvaris claims the benefit of the license grant of Section 2.1.  The reports delivered by Juvaris to Valentis pursuant to this Section 2.5(a) shall be Confidential Information of Juvaris.

(b)           Juvaris shall maintain records fully and properly reflecting those activities to be reported to Valentis pursuant to Section 2.5(a) (the “Records”) in sufficient detail and in good scientific manner appropriate for patent, regulatory and manufacturing purposes for at least three (3) years after the date of delivery of the report containing such information.  Upon the written request of Valentis and not more than once in each calendar year, Juvaris shall permit an independent third party, selected by Valentis and reasonably acceptable to Juvaris, at Valentis’ expense, to have access during normal business hours to such of the Records of Juvaris as may be reasonably necessary to verify compliance with the terms of this Agreement, as well as the accuracy of the reports hereunder; provided, however, that Juvaris shall not be obligated to disclose any information in such Records to the extent such disclosure would violate the terms of an agreement between Juvaris and a Juvaris Customer.  Juvaris shall certify any statements by Juvaris personnel as to their accuracy and correctness.

ARTICLE 3.

IMPROVEMENTS

Valentis shall be free to research, develop and patent any improvements made by Valentis to the Licensed Technology and, except as expressly set forth herein, no rights shall be or are to be construed as granted under this Agreement to Juvaris to any patents or patent applications (other than the Patent Rights) arising from such activities.

ARTICLE 4.

REPORTS AND RECORDS

4.1           Reports.  Juvaris shall make a written report to Valentis within thirty (30) days after each anniversary of the Effective Date describing Juvaris’ activities under the rights granted to Juvaris pursuant to Section 2.1.  Each such report shall also contain a written certification that Juvaris is in material compliance with all relevant terms and conditions of this Agreement.  Valentis shall treat all such reports as Confidential Information of Juvaris.

4.2           Records.  Juvaris shall, and shall cause any Juvaris Customer to use reasonable efforts to, keep complete, true and accurate books of account and records for the purpose of determining compliance with this Agreement.

ARTICLE 5.

CONFIDENTIALITY

5.1           Confidential Information.  Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information furnished to such receiving party by a disclosing party hereto, except to the extent that it can be established by the receiving party by written proof that such Confidential Information:

(a)           was already known to the receiving party, other than under an obligation of confidentiality to the disclosing party, at the time of disclosure;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving party in breach of this Agreement; or

(d)           was subsequently disclosed to the receiving party by a person or entity with no obligation to the disclosing party with respect to such information.

5.2           Permitted Use and Disclosures.  Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary for the purposes contemplated by this Agreement, and in such case pursuant to a confidentiality agreement no less restrictive than the terms set forth in this Article 5, or in complying with applicable law or government regulations; provided, however, that if a party is required to make any such disclosure of the other party’s Confidential Information, other than pursuant to such a confidentiality agreement, it will give reasonable advance notice to such other party of such disclosure.  Notwithstanding anything herein to the contrary, Juvaris shall be free to disclose the Licensed Technology to the extent such disclosure is required in its filings with regulatory and patent authorities.

5.3           Confidential Terms.  Except as expressly provided herein, each party agrees that the terms of this Agreement and the transaction and relationship with each other constitute Confidential Information and are not to be disclosed to any Third Party without the consent of the other party; provided that disclosures may be made as required by securities or other applicable laws, or to a party’s accountants, attorneys and other professional advisors, and potential partners and investors.

5.4           Existence of Agreement.  The parties hereby agree that the consummation of this Agreement, but not any of the terms hereof, except as otherwise permitted pursuant to Section 5.3, shall be deemed to be in the public domain and may be announced or otherwise referred to by a party as deemed appropriate.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES

6.1           Representations and Warranties.

(a)           Valentis represents and warrants that:  (i) it is the sole and exclusive owner or exclusive licensee of all right, title and interest in the Licensed Technology; (ii) it has the legal right, authority and power to enter into this Agreement, and to grant the licenses granted herein; (iii) it has not previously granted and will not grant any rights in the Licensed Technology that conflict with the rights and licenses granted to Juvaris herein; (iv) this Agreement shall constitute a valid and binding obligation of Valentis enforceable in accordance with its terms; and (v) the performance of its obligations under this Agreement by Valentis shall not result in a breach of any agreement, contract or other arrangement to which it is a party.

(b)           Juvaris represents and warrants that: (i) it has the legal right, authority and power to enter into this Agreement; (ii) this Agreement shall constitute a valid and binding obligation of Juvaris enforceable in accordance with its terms; and (iii) the performance of its obligations under this Agreement by Juvaris shall not result in a breach of any agreement, contract or other arrangement to which it is a party.

6.2           Disclaimer.  Nothing in this Agreement is or shall be construed as:

(a)           A warranty or representation by Valentis as to the validity or scope of any claim or patent within the Patent Rights;

(b)           A warranty or representation by Valentis that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

(c)           An obligation to bring or prosecute actions or suits against Third Parties for infringement of any of the Patent Rights; or

(d)           Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Valentis or Third Parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within the Patent Rights.

(e)           An obligation by Valentis to maintain any of the patent applications and patents listed on Schedule 1.9 hereto.

6.3           No Warranties.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 6.1, NEITHER PARTY GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ARTICLE 7.

INDEMNIFICATION

7.1           Juvaris agrees to indemnify, defend and hold Valentis and its directors, officers, shareholders, employees, contractors and agents (each, an “Indemnitee”) harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys and professional fees and other costs of litigation), losses or causes of action brought by Third Parties (each, whether by a Juvaris Partner or a Juvaris Customer, a “Liability”) arising out of (i) the possession, manufacture, use, sale or other disposition of Juvaris Products or the provision of Process Development, whether based on breach of warranty, negligence, product liability or otherwise; (ii) the use by Juvaris or Juvaris’ Customers of the Licensed Technology licensed hereunder; (iii) any breach of a warranty, representation or covenant granted to Valentis hereunder; or (iv) the exercise of any right granted to Juvaris or a Juvaris Customer pursuant to this Agreement; except, in each case, to the extent due to (a) an Indemnitee’s negligence or willful misconduct or violation of applicable laws or breach of its representations and warranties made in Article 6 above or (b) the infringement of the Licensed Technology on the intellectual property rights of third parties, but only to the extent such infringement is due to the Licensed Technology in the form provided by Valentis and not due to any modifications made to such Licensed Technology by Juvaris or any Juvaris Partners or Juvaris Customers.

7.2           An Indemnitee that intends to claim indemnification under this Article 7 shall (i) promptly notify Juvaris in writing of any Liability with respect to which the Indemnitee intends to claim such indemnification, (ii) give Juvaris sole control of the defense and/or settlement thereof, and (iii) provide Juvaris, at Juvaris’ expense, with reasonable assistance and full information with respect to such Liability.  Juvaris shall not settle any claim, suit or proceeding subject to this Article 7 or otherwise consent to an adverse judgment in such claim, suit or proceeding if the same materially diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee.  Notwithstanding the foregoing, Juvaris shall have no obligations for any Liability if the Indemnitee seeking indemnification makes any admission, settlement or other communication regarding such Liability without the prior written consent of Juvaris, which consent shall not be unreasonably withheld.

ARTICLE 8.

TERM AND TERMINATION

8.1           Term.  The term of this Agreement will commence on the Effective Date and remain in full force and effect until the expiration of the last of the Patents, unless earlier terminated in accordance with this Article 8.  If this Agreement has not been terminated earlier in accordance with this Article 8, upon the expiration of the Patents, all licenses to the Know-How granted in Article 2 shall become fully paid-up, royalty free, perpetual and irrevocable.

8.2           Termination for Cause.

(a)           Either party may terminate this Agreement in the event the other party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for thirty (30) days after written notice thereof was provided to the breaching party by the non-breaching party.  Any termination shall become effective at the end of such thirty (30) day period unless the breaching party has cured any such breach or default prior to the expiration of such period.  Notwithstanding the foregoing, if the party alleged to be in breach of this Agreement disputes such breach by written notice to the other party within such thirty (30) day period, the non-breaching party shall not have the right to terminate this Agreement unless it has been determined that this Agreement was materially breached in accordance with Section 9.12 below, and the breaching party fails to comply with its obligations hereunder within thirty (30) days after such determination.  Any such breach or default by Juvaris alone shall not affect any sublicense granted to a Juvaris Customer alone shall not affect the rights granted hereunder to any other Juvaris Customer.

(b)           In the event a Juvaris Customer has materially breached or defaulted in the performance of any of its obligations hereunder, Valentis may require Juvaris to terminate, and Juvaris will terminate, any license granted by Juvaris to such Juvaris Customer pursuant to Section 2.2, provided that such default has continued for thirty (30) days after written notice thereof was provided to the breaching party by Juvaris.  Any termination shall become effective at the end of such thirty (30) day period unless the breaching party has cured any such breach or default prior to the expiration of such period.  Any such breach or default by a Juvaris Customer alone, shall not affect Juvaris or its related obligations, and any such breach or default by a Juvaris Customer alone shall not affect the rights granted hereunder to any other Juvaris Customer.

8.3           Termination for Insolvency.  If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter, the other party, to the extent permitted under applicable law, may immediately terminate this Agreement effective upon notice of such termination.

8.4           Termination by Juvaris.  Juvaris may terminate this Agreement for any business reason upon thirty (30) days prior written notice to Valentis.  For clarity, any such termination by Juvaris under this Section 8.4 shall not relieve Juvaris of its obligation to pay to Valentis the amount set forth in Section 2.1 above on the date set forth therein.

8.5           Effect of Termination.

(a)           Accrued Rights and Obligations.  Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.  It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the nonbreaching party may be entitled to injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

(b)           Return of Confidential Information.  Upon any termination of this Agreement, Juvaris and Valentis shall promptly return to the other party all Confidential Information, including without limitation, any know-how received from the other party (except Valentis may retain copies of any reports or records furnished pursuant to Articles 2 and 4).

(c)           Licenses.  Except as expressly provided in this Article 8, all licenses granted hereunder shall terminate upon the termination of this Agreement.

8.6           Survival.  Sections 2.6, 7.3, 8.4 and 8.5, Articles 1, 5, 7, and 9 of this Agreement shall survive the expiration or termination of this Agreement for any reason.  Any sublicenses granted by Juvaris under and in accordance with the terms of Article 2 shall survive any termination of this Agreement.

ARTICLE 9.

MISCELLANEOUS PROVISIONS

9.1           Governing Laws.  This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles.

9.2           Assignment.  Neither party may transfer or assign this Agreement, directly or indirectly, or any of its rights hereunder without the prior written consent, which shall not be reasonably withheld, of the other party, other than (a) to one or more Affiliates, or (b) to a successor in connection with the transfer or sale of all or substantially all of its business relating to the subject matter of this Agreement.  Any attempted transfer or assignment in violation of this Section 9.2 shall be void; provided:

(a)           Valentis shall have the right to terminate this Agreement immediately in the event of a change of control or assignment by Juvaris to a Third Party Potential Infringer, provided that Valentis, prior to such change of control or assignment, has provided an accurate and updated list of Third Party Infringers to Juvaris and provided further that, in the event of such termination, such Third Party Potential Infringer receiving control of

Juvaris or assignment by Juvaris of this Agreement shall have the right to continue practicing the rights and licenses granted hereunder, but only with respect to the Juvaris Products under development and/or commercialization at the time of such assignment by Juvaris that are the subject of the assignment to such Third Party.  Notwithstanding anything herein to the contrary, in the event that a Third Party Potential Infringer receives assignment of this Agreement, such assignment shall in no way be a waiver by Valentis of any pre-existing claim for infringement of the Licensed Technology that Valentis may have against such Third Party Potential Infringer prior to such assignment or grant of any license by Valentis to such Third Party Potential Infringer under the Licensed Technology, except for the rights and licenses to develop and commercialize Juvaris Products expressly granted in the foregoing sentence.  As used herein, a “Third Party Potential Infringer” shall mean an entity or person against whom Valentis had filed an action for the infringement of the Licensed Technology and/or is then engaged in active licensing discussions with Valentis with respect to the Licensed Technology, in each case prior to a change of control or assignment by Juvaris to such entity, and whom was previously identified by Valentis to Juvaris as a Third Party Potential Infringer.

(b)           In the event of a permitted acquisition of all or substantially all of a party’s assets relating to the subject matter of this Agreement, the original party’s (or its successor’s) obligations hereunder, including the obligation to make payment under Section 2.1 above, shall continue.  This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

9.3           Waiver.  No waiver of any rights shall be effective unless consented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

9.4           Severability.  In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

9.5           Notices.  All notices, requests and other communications hereunder shall be in writing and shall be delivered or sent in each case to the respective address specified below, or such other address as may be specified in writing to the other party hereto, and shall be effective on receipt:

If to VALENTIS:

Valentis, Inc.
863A Mitten Road
Burlingame, California 94010
Attn:	Benjamin F. McGraw, III, Pharm. D.
President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Liner Yankelevitz Sunshine & Regenstreif LLP
199 Fremont St, 20th Floor

San Francisco, Ca 94105
Attn: Gregory Alan Rutchik, Esq.

If to JUVARIS:

Juvaris Biotherapeutics, Inc.
6200 Stoneridge Mall Road, 3F
Pleasanton, CA 94588
Attn: President/CEO
Fax: 925-399-6100

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati P.C.
12235 El Camino Real, Suite 200
San Diego, CA 92130
Attn: Technology Transactions

9.6           Independent Contractors.  Both parties are independent contractors under this Agreement.  Nothing contained in this Agreement is intended nor is to be construed so as to constitute Valentis or Juvaris as partners or joint venturers with respect to this Agreement.  Except as expressly provided herein, neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any Third Party.

9.7           Compliance with Laws.  In exercising their rights under this license, the parties shall comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement. Juvaris shall, with respect to the Patent Rights, abide by all applicable patent marking statutes and, as advised by its own counsel, mark any Juvaris Products accordingly.

9.8           Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Valentis to Juvaris, for all purposes of Section 365(n) of Title XI of the United States Code (“Title XI”), licenses of rights to “intellectual property” as defined in Title XI.  During the term of this Agreement Valentis shall create and maintain current copies to the extent practicable of all Licensed Technology.  If a bankruptcy proceeding is commenced by or against Valentis under Title XI, Juvaris shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of Juvaris, shall be promptly delivered to it (a) upon Juvaris’ written request following the commencement of such bankruptcy proceeding, unless Valentis, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under clause (a) above, upon Juvaris’ request following the rejection of this Agreement by or on behalf of Valentis.  If Juvaris has taken possession of all applicable embodiments of the intellectual property of Valentis pursuant to this Section 9.8 and the trustee in bankruptcy of Valentis does not reject this Agreement, Juvaris shall return such embodiments upon request.  If Valentis seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), Juvaris hereby elects, pursuant to Section 365(n) of Title XI, to retain all rights granted to it under this Agreement to the extent permitted by law.

9.9           Use of Names.  Neither party shall use the name or trademarks of the other party, except to the extent that a party is permitted to use the Confidential Information of the other party pursuant to Article 5, without the prior written consent of such other party.

9.10         Further Actions.  Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

9.11         Limitation of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY.  THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY PROVIDED HEREIN.

9.12         Arbitration.

(a)           Solely with respect to any dispute between the parties to this Agreement (other than any dispute which arises out of or relates to infringement, validity and/or enforceability of the Patent Rights) upon ten (10) days written notice, any party involved in the dispute may initiate arbitration by giving notice to that effect to the other party or parties involved in the dispute and by filing the notice with the American Arbitration Association or its successor organization (“AAA”) in accordance with its Commercial Arbitration Rules.  Such dispute shall then be settled by arbitration in San Mateo County, in accordance with the Commercial Arbitration Rules of the AAA or other rules agreed to by the parties involved in the dispute, by a panel of one neutral arbitrator, who shall be selected by the parties involved in the dispute using the procedures for arbitrator selection of the AAA.

(b)           The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Insofar as it applies, the United States Arbitration Act shall govern the interpretation of, enforcement of, and proceedings pursuant to the arbitration clause in this Agreement.  Except insofar as the United States Arbitration Act applies to such matters, the agreement to arbitrate set forth in this Section 9.12 shall be construed, and the legal relations among the parties shall be determined in accordance with, the substantive laws of the State of California.

(c)           The arbitrator shall render its decision and award, including a statement of reasons upon which such award is based, within thirty (30) days after the arbitration hearing.  The decision shall be in writing and shall be binding upon the parties involved in the dispute, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof in accordance with Section 9.13(a).

(d)           Except as provided under the United States Arbitration Act and with respect to the infringement, validity and/or enforceability of the Patent Rights, no action at law or in equity based upon any dispute that is subject to arbitration under this Section 9.12 shall be instituted.

(e)           All expenses of any arbitration pursuant to this Section 9.12, including fees and expenses of the parties’ attorneys, fees and expenses of the arbitrators, and fees and expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be paid by the non-prevailing party.

9.13         Venue; Jurisdiction.

(a)           Any action or proceeding brought by either party seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, county of San Mateo .  Each party hereby irrevocably submits to the jurisdiction of the state courts of the State of California and the country of San Mateo and to the jurisdiction of any United States District Court in the State of California, county of San Mateo, for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by any party or its successors or assigns.

(b)           Process in any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be served on any party by registered mail at the address to which notices are to be given pursuant to Section 9.5.  Nothing herein shall affect the right of a party to serve process in any other manner permitted by applicable law.  Each party further agrees that final judgment against it in any such action or proceeding arising out of or relating to this Agreement shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its liability.

(c)           Each party agrees that it shall not, and that it shall instruct those in its control not to, take any action to frustrate or prevent the enforcement of any writ, decree, final judgment, award (arbitral or otherwise) or order entered against it with respect to this Agreement or the Patent Rights and shall agree to be bound thereby as if issued or executed by a competent judicial tribunal having personal jurisdiction situated in its country of residence or domicile.

9.14         Entire Agreement; Amendment.  This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof.  No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

9.15         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Valentis and Juvaris have executed this Agreement in duplicate originals by duly authorized officers.

VALENTIS , INC.		JUVARIS BIOTHERAPEUTICS, INC

By:	/s/ John J. Reddington	By:	/s/ Martin Cleary
	Name: John J. Reddington		Name: Martin Cleary
	Title: Chief Operating Officer		Title: President and Chief Executive Officer

SCHEDULE 1.9

PATENT RIGHTS

Family	Title	Number	Filed/Priority Date
1	Methods for Purifying Nucleic Acids (Tangential Flow Ultrafiltration/Diafiltration [UF/DF] for plasmid purification)	US6,011,148 WO98/05673 EP0923592B1 AU717136B2 CA2261150C JP3492702B2	filed 1996-08-01
2	Methods for Purifying Nucleic Acids (Purification protocol including static mixing for lysis, TMAE anion exchange chromatography and UF/DF for plasmid purification)	WO00/05358 US09/121,798 (US Pub. No. 2002/0198372A1) EP1098966A1 AU48638/99A1 CA2338397AA JP2002-521029,A (unexamined publication no.)	PCT filed 1999-07-07, claiming priority to 1998-07-23
3	Process and Equipment for Plasmid Purification (TMAE anion exchange and/or hydrophobic interaction chromatography (HIC) for plasmid purification)	US7,026,468 (issuing from 09/774,284, published as 2001/034435A1) US 11/327,987 (US Pub. No. 2006/0106208A1)- pending	filed 1997-07-03, claiming priority to 1996-07-19 provisional.
4	Apparatus and Method for Preparative Scale Purification of Nucleic Acids (flotation of alkaline precipitate for large scale plasmid purification)	WO04/024283 US10/527,618 (US Pub. No. 2006-0166331A1) EP1554398A2 CA2498518AA AU3267175AA JP2005-538717,A (unexamined publication no.)	filed 2003-09-12 as PCT app., claiming priority to 2002-09-13 (US Provisional)
5	Methods for Preparing Polynucleotide Transfection Complexes	US 6,303,378 (issuing from 09/178,371)	Filed 10-23-98, claiming priority to 10-24-97 and 7-28-98